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                                                                       EXHIBIT 5

                   BUCHANAN INGERSOLL PROFESSIONAL CORPORATION
                                    Attorneys
                               Eleven Penn Center
                         1835 Market Street, 14th Floor
                        Philadelphia, Pennsylvania 19103


                                 April 27, 1999


Osage Systems Group, Inc.
1661 East Camelback Road, Suite 245
Phoenix, AZ  85016

Gentlemen:

         We have acted as counsel to Osage Systems Group, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of a registration statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended, relating to the registration of the following shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), all of which are to be offered by certain Selling Security Holders as set forth in the Registration Statement:

         1. 2,428,628 shares of Common Stock (the "Shares");

         2. 620,000 shares of Common Stock which may be issued, if at all, upon the exercise of warrants (the "Warrants");

         3. 201,005 shares of Common Stock, subject to adjustment, which may be issued, if at all, upon the conversion of the Company's outstanding Series D Convertible Preferred Stock (the "Series D Shares"); and

         4. $2,000,000 conversion value of shares of Common Stock which may be issued, if at all, upon the conversion of the Company's outstanding Series E Convertible Preferred Stock (the "Series E Shares").

         In connection with the Registration Statement, we have examined such corporate records and documents, other documents, and such questions of law as we have deemed necessary or appropriate for purposes of this opinion. On the basis of such examination, it is our opinion that:

         1. The issuance of the Shares has been duly and validly authorized, and the Shares are legally issued, fully paid and non-assessable;

         2. The shares of Common Stock to be issued upon the exercise of the Warrants have been duly and validly authorized and, when issued in accordance with the terms of the appropriate instrument evidencing the Warrants, including, without limitation, payment of the applicable

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exercise price with respect to the Warrants, will be legally issued, fully paid and non-assessable; and

         3. Assuming the applicable conversion price (as set forth in the respective Certificates of Designation of the Series D Shares and the Series E Shares) in effect at the time of such conversion is such that the Series D Shares and the Series E Shares are convertible, in the aggregate, into no more than the authorized number of shares of Common Stock less the number of shares of Common Stock outstanding and less the number of shares of Common Stock reserved for issuance at such time, the shares of Common Stock to be issued upon the conversion of the Series D Shares and Series E Shares have been duly authorized and, when issued in accordance with the respective terms of the Series D Convertible Preferred Stock Purchase Agreement dated as of December 31, 1998 between the Company and The Cuttyhunk Fund Limited, the Certificate of Designation of the Series D Shares, the Series E Convertible Preferred Stock Purchase Agreement dated as of February 9, 1999 between the Company and Halifax Fund, L.P. and the Certificate of Designation of the Series E Shares, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement.

                                Very truly yours,


                               BUCHANAN INGERSOLL
                               PROFESSIONAL CORPORATION

                              /s/ Stephen M. Cohen
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